Exhibit 99.1

VIGNETTE APPOINTS MICHAEL LAMBERT CHAIRMAN OF THE BOARD

Current Board Member and Industry Veteran To Lead Vignette Board

AUSTIN, Texas—June 23, 2003—Vignette Corporation today announced Michael Lambert, a current member of Vignette’s board of directors, has been appointed as Chairman of the Board. Greg Peters, the former chairman, will remain on the board of directors. With more than 30 years of technology industry experience, including senior executive roles at Dell Computer Corp., Compaq Computer Corp. and NCR Corp., Lambert is a widely respected industry veteran.

“Since joining the board in September 2002, Michael has provided invaluable strategic guidance and has helped Vignette as we execute to our business and financial goals,” said Thomas E. Hogan, president and CEO of Vignette. “I welcome Michael’s increased involvement and leadership as we continue to build on our successes. At the same time we will benefit from Greg’s continued involvement on our board.”

“Vignette’s position as an industry leader is clear and the growth potential is very exciting,” Lambert said. “The Vignette executive team has placed the company on a solid path to long-term success. I look forward to being a part of that success.”

During his career, Lambert has contributed to industry-leading companies in a variety of strategic roles. He served as senior vice president of the Enterprise Systems Group at Dell from 1996 to 2002. While at Dell, Lambert also served as a member of a six-man operating committee reporting to the Office of Chairman. Lambert retired from Dell earlier this year.

From 1993 to 1996, Lambert served as vice president, sales and marketing for Compaq. Before that, Lambert served as vice president and general manager for the Large Computer Products division at NCR/AT&T Corp. Lambert worked at NCR for 16 years, serving in various senior-level roles in product management, sales and software engineering.

In addition to the Vignette board, Lambert serves on the boards of directors of Western Digital Corp. and Panasas Inc., a private network storage provider.

About Vignette Corp.

Vignette (Nasdaq: VIGN) enables enterprises to achieve real-time advantage by rapidly building, deploying and optimizing enterprise Web applications. Vignette powers the Web applications of more than 1,600 leading organizations and is headquartered in Austin, Texas. Vignette has offices located throughout the Americas, Europe, Asia and in Australia, and can be found on the Web at http://www.vignette.com/.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding Vignette’s products, future sales, market growth and competition. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, Future Losses, Limited Operating History, Fluctuation of Quarterly Revenues and Operating Results, Acquisition Integration, Competition, Dependence on a Small Number of Large Orders, Lengthy Sales Cycle and Product Implementation, Market Awareness of Our Product, Rapid Changes in Technology and New Products, and other factors and risks discussed in the Company’s reports filed from time to time with the Securities and Exchange Commission.

Vignette is a trademark or registered trademark of Vignette Corp. in the United States and other countries. All other names are the trademarks of their respective companies.

For more information,	press only:
Alison Raffalovich Vignette Corp. (512) 741-1214 alison.raffalovich@vignette.com	Adrianna Burrows Waggener Edstrom for Vignette (512) 527-7023 adriannab@wagged.com

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